                                   EXHIBIT 11

               Statement Re:  Computation of Earnings Per Share


                                                 Three Months Ended                 Nine Months Ended
                                             Sept 28,          Sept 29,          Sept 28,          Sept 29,
                                               1997              1996              1997              1996
                                         --------------    --------------    --------------    ---------------
(In thousands, except per share amounts)
Primary earnings per share

Average shares outstanding                        5,031             2,047             5,031              2,047

Weighted average number of common
   shares issued in connection with stock
   offerings                                        544                 -               180                  -

Adjustment to reflect shares issued to
   consider S corporation
   distributions                                      -                55                20                 45
Shares issuable upon the exercise of
   outstanding stock options and
   warrant                                          121                 -               121                  -
                                         --------------    --------------    --------------    ---------------
Total                                             5,696             2,102             5,352              2,092
                                         ==============    ==============    ==============    ===============

Net income                                       $  955
                                         ==============
Net income per share                              $0.17
                                         ==============

Pro forma net income                                               $  323            $2,642             $  877
                                                           ==============    ==============    ===============

Pro forma net income per share                                     $ 0.15             $0.49             $ 0.42
                                                           ==============    ==============    ===============

Fully diluted earnings per Common Share and primary earnings per Common Share are the same for the three and nine months ended September 28, 1997.